Exhibit 99.1

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS

STRONG THIRD QUARTER FISCAL 2011 RESULTS

•                  Net sales for the third quarter fiscal 2011 increased 159% to $810.9 million reflecting 10% organic growth

•                  Income from continuing operations for third quarter fiscal 2011 increased 153% to $45.6 million, or $1.79 per diluted share, excluding integration costs and computed on 25.5 million shares

•                  Aftermarket Services Group recorded year over year organic sales growth for third quarter fiscal 2011 of 45% with operating margin of 13%

•                  Cash flow from operations through third quarter fiscal 2011 was $114.7 million

•                  Integration of Vought producing increased synergies

Wayne, PA — January 31, 2011— Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the third quarter of the fiscal year ending March 31, 2011 totaled $810.9 million, a 159 percent increase from last year’s third quarter net sales of $313.5 million.  Organic sales growth for the quarter was ten percent.  Income from continuing operations for the third quarter of fiscal year 2011 increased 149 percent to $45.0 million, or $1.77 per diluted share, versus $18.1 million, or $1.08 per diluted share, for the third quarter of the prior year.  The quarter’s results included approximately $1.0 million pre tax ($0.6 million after tax or $0.02 per diluted share) of integration costs related to the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division).  Excluding these integration costs, income from continuing operations for the quarter was $45.6 million, or $1.79 per diluted share.  Net income for the third quarter of fiscal year 2011 increased 697 percent to $44.6 million, or $1.75 per diluted share, versus $5.6 million, or $0.34 per diluted share, for the third quarter of the prior year.   The tax rate for the quarter was 30.5% and was favorably impacted by the effect of the recently enacted extension of the Research and Development Tax Credit.  The tax rate for the remainder of the fiscal year will be approximately 34.5%.  The number of shares used in computing diluted earnings per share for the third quarter of fiscal year 2011 increased to 25.5 million shares primarily due to the dilutive effect of the company’s convertible notes.  During the quarter, the company used $3.0 million of cash flow from operations.

Net sales for the first nine months of fiscal year 2011 were $1.986 billion, a 111 percent increase from net sales of $942.8 million last fiscal year.  Income from continuing operations for the first nine

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months of fiscal year 2011 increased sixty-three percent to $98.4 million, or $4.26 per diluted share, versus $60.3 million, or $3.62 per diluted share, in the prior year period.  The year to date results included approximately $19.7 million pre tax ($14.6 million after tax or $0.63 per diluted share) of transaction and integration expenses related to the Vought acquisition.   Excluding the acquisition-related costs, income from continuing operations for the nine months was $113.0 million, or $4.89 per diluted share.  Net income for the first nine months of fiscal year 2011 increased 126 percent to $97.6 million, or $4.22 per diluted share, versus $43.1 million, or $2.59 per diluted share, in the prior year period.  During the nine months ended December 31, 2010, the company generated $114.7 million of cash flow from operations.

Segments

In connection with the Vought acquisition, the company realigned its organizational structure into three reportable business segments, Aerostructures, Aerospace Systems and Aftermarket Services.  Prior year period segment results have been adjusted to reflect this change.

Aerostructures

The Aerostructures segment reported net sales for the quarter of $613.5 million compared to $152.4 million in the prior year period, an increase of 302 percent.  Operating income for the third quarter of fiscal year 2011 was $70.6 million compared to $24.2 million for the prior year period, an increase of 192 percent.  Operating margin for the segment’s legacy business improved year over year by fifty basis points to sixteen percent.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $124.7 million compared to $111.8 million in the prior year period, an increase of twelve percent.  Organic sales growth for the quarter was seven percent.  Operating income for the third quarter of fiscal year 2011 was $17.4 million compared to $14.9 million for the prior year period, an increase of seventeen percent.  The segment’s operating results included $0.7 million of legal expenses associated with the ongoing trade secret litigation.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $74.7 million compared to $51.4 million in the prior year period, an increase of forty-five percent, all of which was organic.  Operating income for the third quarter of fiscal year 2011 was $9.5 million compared to $1.4 million for the prior year period, an increase of 583 percent.  Operating margin for the quarter increased to thirteen percent, a 370 percent year over year improvement.

Outlook

Commenting on the company’s performance and its outlook for fiscal year 2011, Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “We continued our strong performance during the third quarter with all three of our business segments delivering year over year organic growth in operating income and operating margin.  We are proud of the significant cash flow from operations we have generated through nine months, which has exceeded our net income.  In addition, our Aftermarket

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Services Group continues to show robust revenue growth and, even more importantly, significant margin improvement.  The integration of Vought remains on track. Therefore, as our end markets and the great majority of our programs continue to strengthen, we are confident in our ability to deliver revenue growth, strong cash flow and earnings expansion throughout the remainder of our fiscal year and beyond.”

“Based on current aircraft production rates, our current view of the purchase accounting impact resulting from the Vought acquisition and an increased weighted average share count of 23.7 million shares, we expect that earnings per share from continuing operations for fiscal year 2011 will be approximately $6.75 per diluted share excluding transaction and integration costs.  Based on the progress of the Vought integration to date, we now expect to generate annual recurring synergies in excess of $18 million within the first twelve to eighteen months of the acquisition.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2011 third quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from February 1st until February 8th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1489044.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2011.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 8 PAGES

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
CONDENSED STATEMENTS OF INCOME	2010		2009	2010	2009

Net sales	$810,853		$313,530	$1,986,262	$942,799

Operating income	86,659	*	32,938	205,626 **	107,936

Interest expense and other	21,869		7,768	57,119	18,595
Gain on early extinguishment of debt	0		0		(39)
Income tax expense	19,810		7,117	50,126	29,088

Income from continuing operations	44,980		18,053	98,381	60,292
Loss from discontinued operations, net of tax	(336)		(12,453)	(825)	(17,202)

Net income	$44,644		$5,600	$97,556	$43,090

Earnings per share - basic:

Income from continuing operations	$1.87		$1.10	$4.48	$3.66
Loss from discontinued operations	$(0.01)		$(0.76)	$(0.04)	$(1.05)
Net income	$1.85	^	$0.34	$4.44	$2.62 ^

Weighted average common shares outstanding - basic	24,078		16,467	21,978	16,454

Earnings per share - diluted:

Income from continuing operations	$1.77		$1.08	$4.26	$3.62
Loss from discontinued operations	$(0.01)		$(0.75)	$(0.04)	$(1.03)
Net income	$1.75	^	$0.34 ^	$4.22	$2.59

Weighted average common shares outstanding - diluted	25,475		16,688	23,106	16,641

Dividends declared and paid per common share	$0.04		$0.04	$0.12	$0.12

*	Includes $1,000 of acquisition-related expenses associated with the acquisition of Vought.
**	Includes $19,650 of acquisition-related expenses associated with the acquisition of Vought.

^	Difference due to rounding.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	Unaudited	Audited
	December 31,	March 31,
	2010	2010
Assets
Cash and cash equivalents	$33,263	$157,218
Accounts receivable, net	275,719	214,497
Inventory, net of unliquidated progress payments of $179,592 and $12,701	805,755	351,224
Rotable assets	26,788	25,587
Prepaid and other current assets	22,429	18,455
Assets held for sale	4,828	5,051
Current assets	1,168,782	772,032

Property and equipment, net	732,562	327,634
Goodwill	1,480,302	502,074
Intangible assets, net	960,442	79,844
Other, net	91,888	18,392

Total assets	$4,433,976	$1,699,976

Liabilities & Stockholders’ Equity

Current portion of long-term debt	$270,554	$91,929
Accounts payable	205,789	92,859
Accrued expenses	305,121	98,565
Deferred income taxes, current	9,811	—
Liabilities related to assets held for sale	839	899
Current liabilities	792,114	284,252

Long-term debt, less current portion	1,035,209	413,851
Accrued pension and post-retirement benefits, noncurrent	954,331	1,397
Deferred income taxes, noncurrent	—	113,640
Other noncurrent liabilities	207,323	26,150

Stockholders’ Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 24,347,951 and 16,817,931 shares issued	24	17
Capital in excess of par value	821,986	314,870
Treasury stock, at cost, 116,987 and 144,677 shares	(6,715)	(7,921)
Accumulated other comprehensive (loss) income	(17,064)	705
Retained earnings	646,768	553,015
Total stockholders’ equity	1,444,999	860,686

Total liabilities and stockholders’ equity	$4,433,976	$1,699,976

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales:
Aerostructures	$613,544	$152,440	$1,422,580	$434,440
Aerospace Systems	124,693	111,769	365,626	348,771
Aftermarket Services	74,709	51,409	203,191	166,506
Elimination of inter-segment sales	(2,093)	(2,088)	(5,135)	(6,918)
	$810,853	$313,530	$1,986,262	$942,799

Operating income (loss):
Aerostructures	$70,606	$24,201	$176,637	$67,969
Aerospace Systems	17,436	14,889	52,933	52,052
Aftermarket Services	9,494	1,390	21,778	7,294
Corporate	(10,877)	(7,542)	(45,722)	(19,379)
	$86,659 *	$32,938	$205,626 **	$107,936

Depreciation and amortization:
Aerostructures	$18,071	$5,286	$44,889	$18,171
Aerospace Systems	4,336	3,798	12,738	12,503
Aftermarket Services	2,400	3,211	8,486	9,650
Corporate	845	190	1,416	534
	$25,652	$12,485	$67,529	$40,858

Capital expenditures:
Aerostructures	$20,020	$2,754	$42,580	$7,235
Aerospace Systems	2,363	1,896	8,625	8,886
Aftermarket Services	854	1,474	3,202	3,234
Corporate	4,225	1,597	14,284	2,411
	$27,462	$7,721	$68,691	$21,766

*	Includes $1,000 of acquisition-related expenses associated with the acquisition of Vought.

**	Includes $19,650 of acquisition-related expenses associated with the acquisition of Vought.

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•                  Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•                  Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                  Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                  The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•                                          Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods (in thousands):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$44,980	$18,053	$98,381	$60,292

Add-back:
Income Tax Expense	19,810	7,117	50,126	29,088
Gain on Early Extinguishment of Debt	0	0	0	(39)
Interest Expense and Other	21,869	7,768	57,119	18,595
Amortization of Acquired Contract Liabilities	(9,244)	0	(18,825)	0
Depreciation and Amortization	25,652	12,485	67,529	40,858

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$103,067	$45,423	$254,330	$148,794

Net Sales	$810,853	$313,530	$1,986,262	$942,799

EBITDA Margin	12.7%	14.5%	12.8%	15.8%

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended December 31, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$44,980

Add-back:
Income Tax Expense	19,810
Gain on Early Extinguishment of Debt	0
Interest Expense and Other	21,869

Operating Income (Expense)	$86,659	$70,606	$17,436	$9,494	$(10,877)

Amortization of Acquired Contract Liabilities	(9,244)	(9,244)	0	0	0
Depreciation and Amortization	25,652	18,071	4,336	2,400	845

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$103,067	$79,433	$21,772	$11,894	$(10,032)*

Net Sales	$810,853	$613,544	$124,693	$74,709	$(2,093)

EBITDA Margin	12.7%	12.9%	17.5%	15.9%	n/a

	Nine Months Ended December 31, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$98,381

Add-back:
Income Tax Expense	50,126
Gain on Early Extinguishment of Debt	0
Interest Expense and Other	57,119

Operating Income (Expense)	$205,626	$176,637	$52,933	$21,778	$(45,722)

Amortization of Acquired Contract Liabilities	(18,825)	(18,825)	0	0	0
Depreciation and Amortization	67,529	44,889	12,738	8,486	1,416

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$254,330	$202,701	$65,671	$30,264	$(44,306)**

Net Sales	$1,986,262	$1,422,580	$365,626	$203,191	$(5,135)

EBITDA Margin	12.8%	14.2%	18.0%	14.9%	n/a

*	Includes $1,000 of acquisition-related expenses associated with the acquisition of Vought.
**	Includes $19,650 of acquisition-related expenses associated with the acquisition of Vought.

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended December 31, 2009
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$18,053

Add-back:
Income Tax Expense	7,117
Gain on Early Extinguishment of Debt	0
Interest Expense and Other	7,768

Operating Income (Expense)	$32,938	$24,201	$14,889	$1,390	$(7,542)

Depreciation and Amortization	12,485	5,286	3,798	3,211	190

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$45,423	$29,487	$18,687	$4,601	$(7,352)

Net Sales	$313,530	$152,440	$111,769	$51,409	$(2,088)

EBITDA Margin	14.5%	19.3%	16.7%	8.9%	n/a

	Nine Months Ended December 31, 2009
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$60,292

Add-back:
Income Tax Expense	29,088
Gain on Early Extinguishment of Debt	(39)
Interest Expense and Other	18,595

Operating Income (Expense)	$107,936	$67,969	$52,052	$7,294	$(19,379)

Depreciation and Amortization	40,858	18,171	12,503	9,650	534

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$148,794	$86,140	$64,555	$16,944	$(18,845)

Net Sales	$942,799	$434,440	$348,771	$166,506	$(6,918)

EBITDA Margin	15.8%	19.8%	18.5%	10.2%	n/a

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	December 31,	March 31,
	2010	2010

Calculation of Net Debt
Current portion	$270,554	$91,929
Long-term debt	1,035,209	413,851
Total debt	1,305,763	505,780
Less: Cash	33,263	157,218
Net debt	$1,272,500	$348,562

Calculation of Capital
Net debt	$1,272,500	$348,562
Stockholders’ equity	1,444,999	860,686
Total capital	$2,717,499	$1,209,248

Percent of net debt to capital	46.8%	28.8%

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